UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

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STEPSTONE GROUP INC.

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StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 24, 2021

1:00 p.m. Eastern Time

www.proxydocs.com/STEP

To Our Stockholders:

We are pleased to invite you to attend the 2021 Annual Meeting of Stockholders of StepStone Group Inc. (“StepStone” or the “Company”) on Friday, September 24, 2021 at 1:00 p.m., Eastern Time, online via live audio webcast by visiting www.proxydocs.com/STEP (the “Annual Meeting”) for the following purposes:

1. To elect the two director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1);

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022 (Proposal 2); and

3. To transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

The Company’s board of directors has determined to hold the Annual Meeting virtually. We believe that this is the right choice for StepStone, given the ongoing COVID-19 pandemic as it safeguards the health and safety of Annual Meeting participants and StepStone personnel by allowing them to participate from any location.

Stockholders of record as of the close of business on July 26, 2021 are entitled to notice of, and, as described in this paragraph, to vote at, the Annual Meeting, or any adjournment or postponement thereof. Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class B common stock are currently entitled to five votes for each share held of record on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

As permitted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials online under the SEC’s “notice and access” rules. As a result, unless you previously requested electronic or paper delivery on an ongoing basis, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy statement, our Annual Report on Form 10-K for the fiscal year ended March 31, 2021 (the “Annual Report”) and a form of proxy card or voting instruction card (together, the “proxy materials”). The Notice contains instructions on how to access the proxy materials online. The Notice also contains instructions on how stockholders can receive a paper copy of our proxy materials. If you elect to receive a paper copy, our proxy materials will be mailed to you. This distribution process is more resource- and cost-efficient. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about July 28, 2021.

All stockholders are cordially invited to attend our Annual Meeting, conducted virtually via live audio webcast at www.proxydocs.com/STEP. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting www.proxypush.com/STEP. You will also be able to vote your shares electronically at the Annual Meeting by visiting www.proxypush.com/STEP and clicking the appropriate link from the Annual Meeting platform. A list of stockholders of record will be available online during the Annual Meeting, which stockholders will be able to view by referring to the Annual Meeting platform. In addition, during the ten days prior to the Annual Meeting, a list of stockholders of record will be available at our principal executive offices located at 450 Lexington Avenue, 31st Floor, New York, New York 10017. If, as a result of the COVID-19 pandemic, our offices are not generally open to access by the public during the ten days prior to the Annual Meeting, stockholders may request to review a list of stockholders of record as of July 26, 2021, the record date for the Annual Meeting, for any purpose germane to the Annual Meeting by contacting Shareholder Relations at shareholders@stepstonegroup.com.

To attend the Annual Meeting, vote, submit questions or view the list of registered stockholders during the Annual Meeting, you must first register for the Annual Meeting in advance by visiting www.proxydocs.com/STEP. Upon completing your registration, you will receive a confirmation email, which will include additional information about virtually attending the Annual Meeting. For additional details, see “—How can I attend, participate in and vote at the Annual Meeting online?” in the “Questions and Answers section below. This proxy statement provides detailed information about the Annual Meeting. We encourage you to read this proxy statement carefully and in its entirety. When accessing our Annual Meeting, please allow ample time for online check-in, which will begin at 12:45 p.m. Eastern Time on Friday, September 24, 2021. If you experience technical difficulties during the check-in process or during the Annual Meeting, please call the phone number provided in your confirmation email for assistance.

Your vote is important. Regardless of whether you participate in the Annual Meeting, we hope you vote as soon as possible. You may vote online or by phone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting online or by phone, written proxy or voting instruction card ensures your representation at the Annual Meeting regardless of whether you attend our virtual Annual Meeting online.

By Order of the Board of Directors,

Jennifer Y. Ishiguro

Chief Legal Officer & Secretary

New York, NY

July 28, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 24, 2021

The notice, the proxy statement and the Company’s Annual Report are available at www.proxydocs.com/STEP.

Forward-Looking Statements and Website References

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including statements regarding

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our environmental and other sustainability plans and goals. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, including the risk factors that we identify in our SEC filings, and actual results may differ materially from the results discussed in such forward-looking statements. We undertake no duty to update publicly any forward-looking statement that we may make, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority. Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Status as a Controlled Company

As of July 1, 2021, holders of our Class B common stock control approximately 87.1% of the voting power of our outstanding common stock because each share of our Class B common stock entitles its holder to five votes on all matters to be voted on by stockholders generally until a Sunset (as defined below) becomes effective. After a Sunset becomes effective, each share of our Class B common stock will entitle its holder to one vote. So long as no Sunset has occurred and the Class B stockholders who are party to the Stockholders Agreement, dated as of September 18, 2020, by and among the Company, StepStone Group LP, a Delaware limited partnership (the “Partnership”) and the other persons and entities party thereto (the “Stockholders Agreement”) hold at least approximately 16.7% of all of the outstanding shares of the Company’s common stock, the Class B stockholders are expected to hold a majority of the Company’s outstanding voting power and thereby will control the outcome of matters submitted to a stockholder vote. A “Sunset” is triggered upon the earliest to occur of the following: (i) Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman (including their respective family trusts and any other permitted transferees, the “Sunset Holders”) collectively cease to maintain direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined assuming all outstanding Class B units have been exchanged for Class A common stock); (ii) the Sunset Holders cease collectively to maintain direct or indirect beneficial ownership of an aggregate of at least 25% of the aggregate voting power of our outstanding Class A common stock and Class B common stock, before giving effect to a Sunset; and (iii) September 18, 2025. In the case of a Sunset triggered by an event described in clause (i) or (ii) above, a Sunset triggered during the first two fiscal quarters of any fiscal year will become effective at the end of that fiscal year, and a Sunset triggered during the third or fourth fiscal quarters of any fiscal year will become effective at the end of the following fiscal year.

As a result of the voting power currently held by those Class B stockholders who are party to the Stockholders Agreement, we qualify as a “controlled company” within the meaning of the corporate governance rules of The Nasdaq Global Select Market LLC (“Nasdaq”). Under these rules, a listed company of which more than 50% of the voting power with respect to the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. Consistent with this, we have elected not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our board of directors consist of independent directors, (ii) director nominees be selected or recommended to the board entirely by independent directors and (iii) the compensation committee be composed entirely of independent directors. If at any time we cease to be a controlled company, we will take all action necessary to comply with SEC rules and regulations and the Nasdaq rules, including appointing a majority of independent directors to our board of directors (our “board” or our “board of directors”) and ensuring that we have a compensation committee and a nominating and corporate governance committee each composed entirely of independent directors, subject to the permitted “phase-in” periods.

Composition of our Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation provides that the size of our board of directors may be set from time to time by our then current board of directors. Our board of directors currently consists of 11 members with Mr. Brem serving as Chairman. Mark Maruszewski and Robert A. Waldo, current Class I directors, are not standing for re-election at this Annual Meeting. Therefore, as previously approved by the board, immediately upon the conclusion of this Annual Meeting, the board size will automatically decrease to nine directors.

Our amended and restated certificate of incorporation and bylaws classifies our board of directors into three classes of directors, serving staggered three-year terms of office. Our board of directors has the exclusive power to fix the number of directors in each class. Directors designated as Class I directors have initial terms expiring at this Annual Meeting. Directors up for reelection at this Annual Meeting may be elected to a new three-year term expiring in 2024. Directors designated as Class II directors have initial terms expiring at our 2022 Annual Meeting of Stockholders. Directors up for reelection at our 2022 Annual Meeting of Stockholders may be elected to a new three-year term expiring in 2025. Directors designated as Class III directors have initial terms expiring at our 2023 Annual Meeting of Stockholders. Each director whose term expires at the 2023 Annual Meeting of Stockholders or any Annual Meeting of Stockholders thereafter (and any other individual who is nominated for election at any such meeting) shall be elected for a term expiring at the next Annual Meeting of Stockholders. As a result of these provisions, beginning with our 2025 Annual Meeting of stockholders, all of our directors will be subject to annual election.

Pursuant to the Stockholders Agreement described under “Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholders Agreement,” certain Class B stockholders entered into a Stockholders Agreement pursuant to which they agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as defined in the Stockholders Agreement), including with respect to nominations for director.

The following table sets forth information with respect to our directors as of the record date:

Name	Age	Class	Director Since	Current Term Expires	Position at the Company	Committee Membership
						AC	CC	NCGC
Monte M. Brem	52	I	2019	2021	Chairman and Co-Chief Executive Officer		C	M
Valerie G. Brown	65	I	2021	2021	Director	M*
Mark Maruszewski	55	I	2020	2021	Director
Robert A. Waldo	45	I	2020	2021	Director
Jose A. Fernandez	49	II	2020	2022	Co-Chief Operating Officer and Director
Thomas Keck	55	II	2020	2022	Director
Michael I. McCabe	52	II	2020	2022	Head of Strategy and Director
Steven R. Mitchell	51	II	2020	2022	Director
Scott W. Hart	40	III	2020	2023	Co-Chief Executive Officer and Director		M	C
David F. Hoffmeister	66	III	2020	2023	Director	C*
Anne L. Raymond	63	III	2020	2023	Director	M*

AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee	M – Member C – Chairperson

*	Independent Director and Audit Committee Financial Expert

Nominees for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders

Monte M. Brem has served as the Company’s Chairman and Co-Chief Executive Officer since November 2019. He served as the Partnership’s Chief Executive Officer and a director since he co-founded StepStone in January 2007 until he became its Co-Chief Executive Officer in August 2019. He is involved in various management and Board activities. From 2002 to 2005, prior to co-founding StepStone, Mr. Brem served as Managing Director and Principal and eventually President at Pacific Corporate Group LLC, a private equity investment firm that oversaw approximately $15 billion of commitments from institutional clients. As Managing Director and Principal, Mr. Brem was responsible for sourcing and executing direct investment transactions for the PCG Corporate Partners Fund and PCG Co-investment Fund. While serving as President, Mr. Brem oversaw all aspects of Pacific Corporate Group’s global fund investment business. Earlier in his career, Mr. Brem was an Associate at the law firm of Gibson, Dunn & Crutcher LLP, where he focused on complex corporate transactions and corporate governance matters. Mr. Brem received his BA from San Diego State University and his JD and MBA from the University of San Diego. He is a member of the state bar of California (inactive status). Mr. Brem brings to our board of directors his extensive experience in private markets investments and the perspective of our Co-Chief Executive Officer.

Valerie G. Brown has served as a member of our board of directors since April 2021. Most recently, from 2016 to 2019, Ms. Brown served as the Executive Chairman of the board of directors of Advisor Group, Inc., one of the largest wealth management firms supporting independent financial advisors in the United States (“Advisor Group”), and was Chief Executive Officer of Cetera Financial Group from 2010 to 2014. Prior to joining Cetera Financial Group, Ms. Brown held a number of executive and senior leadership positions at ING, a global bank, as well as Taco Bell Worldwide, Bain & Company and Chevron. Ms. Brown currently serves on the board of directors of Advisor Group, AmWINS Group, Inc., a wholesale distributor of specialty insurance products and services, Jackson Hole Airport and Protect Our Water Jackson Hole. Ms. Brown received her BS from Oregon State University and her MBA from Stanford University. Ms. Brown brings to our board of directors a wealth of experience in the financial services and wealth management industries.

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Jose A. Fernandez has served as the Company’s Co-Chief Operating Officer since November 2019 and as a director since September 2020. He co-founded the Partnership in 2007 as Partner, General Counsel and Chief Compliance Officer. He served as the Partnership’s General Counsel and Chief Compliance Officer until October 2010 when he was succeeded by Jason Ment so that he could focus on his business role. In March 2017, he became the Partnership’s Chief Operating Officer. He served in that role until he began sharing the role with Mr. Ment as Co-Chief Operating Officer in July 2018. He is also involved in our Environmental, Social and Governance activities, as well as diversity initiatives, in addition to various investment activities. Prior to co-founding the Partnership in 2007, Mr. Fernandez served as Managing Director and General Counsel at Pacific Corporate Group LLC from 2004 to 2006, where he was responsible for all legal and compliance activities, as well as research on emerging managers. From 2001 to 2004, Mr. Fernandez was an Associate at the law firm of Latham & Watkins LLP. At Latham & Watkins, Mr. Fernandez was a member of the Private Equity/Investment Fund Practice Group where he organized and represented private equity, venture capital, and buy-out funds. From 1997 to 2001, Mr. Fernandez was an Associate at the law firm of Curtis, Mallet-Prevost, Colt & Mosle LLP. Mr. Fernandez received his BA from the University of Michigan and his JD from Stanford Law School. Mr. Fernandez brings to our board of directors his extensive experience in private markets investments and his deep understanding of our operations.

Thomas Keck has served as a member of our board of directors since September 2020. Mr. Keck co-founded the Partnership in 2007 as Partner and leads the Partnership’s global research and portfolio management activities, and the development of StepStone Private Market Intelligence. He is also involved in our responsible investment and risk management initiatives. Prior to co-founding the Partnership in 2007, from 2005 to 2006, Mr. Keck was a managing director at Pacific Corporate Group LLC. From 2000 to 2005, Mr. Keck was a principal with Blue Capital Management L.L.C., a middle market buyout firm, and from 1997 to 2000, he was a consultant at McKinsey & Company. Mr. Keck formerly served on the board of directors for Porter Athletic Equipment Company, and currently serves on the board of Trio Health, Inc. He also currently serves on the Research Advisory Council of the Institute for Private Capital, as well as the Private Equity Advisory Council of the University of Chicago Booth School of Business. Mr. Keck received his BA from George Washington University and his MBA from the University of Chicago Booth School of Business. He served in the U.S. Navy as a Naval Flight Officer, receiving numerous decorations flying EA-6Bs off the USS Nimitz (CVN-68) from 1988 to 1995. Mr. Keck brings to our board of directors extensive experience in private market investments.

Michael I. McCabe has served as our Head of Strategy since November 2019 and as a member of our board of directors since September 2020. Mr. McCabe has served as Head of Strategy of the Partnership since May 2017. He has been Partner of the Partnership since October 2010. He is a member of the private equity team and is involved with various investment and risk management activities. Prior to joining the Partnership in 2010, Mr. McCabe served as a Vice President at Hamilton Lane Advisors L.L.C., where he was the co-head of secondary and co-investment funds from 2005 to 2008. From 1995 to 2005, Mr. McCabe served as Director at CEMEX S.A.B de C.V., a publicly held company, where he focused on due diligence and financial analysis of capital investments, as well as strategic mergers and acquisitions. Mr. McCabe received a BA from Drexel University and an MBA from Columbia University. Mr. McCabe brings to our board of directors his extensive experience in private markets investments and his deep knowledge of our strategies.

Steven R. Mitchell has served as a member of our board of directors since September 2020, and has served as a director of the Partnership since its founding in January 2007. Mr. Mitchell has served as the Chief Executive Officer of Argonaut Private Capital L.P., a private equity investment firm, since July 2016, and from November 2004 to July 2016, he was the Managing Director of Argonaut Private Equity, LLC, a private equity investment firm. Prior to joining Argonaut Private Equity, LLC, Mr. Mitchell was a principal in both Radical Incubation, a private equity investment firm, and 2929 Entertainment, LLC, a media company. Mr. Mitchell currently serves on the board of directors of Aspen Aerogels, Inc., a public company listed on the New York Stock Exchange and Alkami Technology, Inc. a public company listed on the Nasdaq. He also currently serves on the boards of directors of several privately owned companies, including DMB Pacific, LLC, Miratech Holdings, Inc., The Fred Jones Companies, LLC, JAC Holding Enterprises, Inc., SEF Energy, LLC, MT Group Holdings, LLC, Mark Young Construction, LLC and American Cementing, LLC. From 1996 to 1999, Mr. Mitchell was a corporate attorney at Gibson, Dunn & Crutcher LLP. Mr. Mitchell received his BBA from Baylor University and his JD from the University of San Diego School of Law. Mr. Mitchell brings to our board of directors his public company board experience and his experience with private investments.

Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders

Scott W. Hart has served as our Co-Chief Executive Officer since November 2019 and as a member of our board of directors since September 2020. Mr. Hart has also served as Co-Chief Executive Officer of the Partnership since August 2019. He also is a member of the Partnership’s Executive Committee, Private Equity Investment Committee and Private Equity Portfolio and Risk Management Committee. He has held a number of responsibilities over time, managing a number of important client relationships, serving as Co-Head of Private Equity Co-Investments between January 2013 to October 2019 and helping with opening the firm’s London office. Prior to joining the Partnership in 2007, Mr. Hart was an Associate at TPG Capital, LP from 2005 to 2007. While at TPG Capital LP, Mr. Hart focused on evaluating, executing and monitoring investments for a private equity fund, as well as helping to develop views on investment thesis, valuation, financing and exit strategy. From 2003 to 2005, Mr. Hart worked as an Analyst at Morgan Stanley in the Consumer & Retail group, where he performed financial and strategic analysis on acquisitions, leveraged buy-outs, divestitures, and debt and equity capital markets transactions. Mr. Hart received his BBA from the University of Notre Dame. Mr. Hart brings to our board of directors his extensive experience in private markets investments and the perspective of our Co-Chief Executive Officer.

David F. Hoffmeister has served as a member of our board of directors since September 2020. He served as the Senior Vice President and Chief Financial Officer of Life Technologies Corporation, a global life sciences company, from 2008 to 2014 when it was acquired by Thermo Fisher Scientific Inc. From 2004 to 2008, he served as Chief Financial Officer of Invitrogen Corporation, which merged with Applied Biosystems in 2008 to form Life Technologies Corporation. Prior to joining Invitrogen, Mr. Hoffmeister spent 20 years with McKinsey & Company as a senior partner serving clients in the healthcare, private equity and chemical industries on issues of strategy and organization. Before joining McKinsey & Company, he held financial positions at GTE Corp. and W.R. Grace and Co. Mr. Hoffmeister currently serves on the boards of directors of Celanese Corporation (since 2006), Glaukos Corporation (since 2014) and ICU Medical, Inc. (since January

2018). He also serves on the boards of directors of Kaiser Foundation Hospitals and Kaiser Foundation Health Plan, Inc. Mr. Hoffmeister received his BS from the University of Minnesota and his MBA from the University of Chicago. Mr. Hoffmeister brings to our board of directors his strong finance background, experience as a chief financial officer of a global biotechnology company and as a senior partner of a global managing consulting firm advising on strategic matters, and public company board and audit committee experience.

Anne L. Raymond has served as a member of our board of directors since September 2020. She has had a 35-year career in real estate finance and investment management. From 2000 to 2017, she held senior leadership positions and served on the firmwide Investment Committees at Crow Holdings—a privately-owned real estate investment and development firm with a 70-year history and proven track record of performance. She retired in 2017 as President of Crow Holdings Capital, a Registered Investment Advisor managing capital on behalf of global investors in private equity real estate funds and diversified investment portfolios on behalf of ultra-high-net-worth families. In addition, from 2000 to 2017, she was Managing Director of Crow Family Holdings—owner of national development companies Trammell Crow Residential and Crow Holdings Industrial. Prior to her tenure at Crow Holdings, from 1995 to 1998, she served as Executive Vice President and Chief Financial Officer at Wyndham International, Inc., an upscale and luxury hotel and resort company—leading its initial public offering in 1996. Ms. Raymond currently serves on the boards of directors of Crow Holdings and Trammell Crow Residential Company, as well as DFW Teach for America and Lone Star Big Brothers Big Sisters. She is also a member of American Enterprise Institute’s National Council and the Executive Advisory Council of the George W. Bush Presidential Center. Ms. Raymond received her BS from the University of Missouri. Ms. Raymond brings to our board of directors her extensive experience in private market investments in real estate and other asset classes, in addition to her financial acumen.

Director Independence

Our Nominating and Corporate Governance Committee and our board have conducted their annual review of the independence of each director nominee under the applicable Nasdaq and SEC independence standards. Based upon the Nominating and Corporate Governance Committee’s recommendation and our board’s own review and assessment, our board has affirmatively determined in its business judgment that each of Valerie G. Brown, David F. Hoffmeister and Anne L. Raymond is “independent” as defined under the Nasdaq rules and Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Board Leadership Structure

Our board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. Our board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined. Our board believes that our existing board leadership structure with Mr. Brem serving as both the Chairman of our board of directors and our Co-Chief Executive Officer provides the most effective and efficient leadership for the Company and allows us to benefit from his in-depth knowledge of our business, talent, leadership in formulating and implementing the strategic transformation of the business, and comprehensive understanding of the current market environment.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least quarterly. These executive sessions are chaired by a director selected by the independent directors during such sessions.

Board Qualifications & Diversity

The Nominating and Corporate Governance Committee periodically reviews, and recommends to our board, the skills, experience, characteristics and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment and courage in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The Nominating and Corporate Governance Committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics and other criteria established by our board are currently represented on our board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. Our board of directors and the Nominating and Corporate Governance Committee also actively seek to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation. As part of the search process for each new director, the Nominating and Corporate Governance Committee includes members of underrepresented groups such as women, ethnic/racial minorities and LGBTQ in the pool of candidates (and instructs any search firm the Nominating and Corporate Governance Committee engages to do so), and interviews at least one woman and one racial or ethnic minority candidate. As of the date of this proxy statement, two of our directors identify as female and two directors identify as being part of an underrepresented community.

The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We also assess qualifications and characteristics of our directors, including racial and ethnic diversity, as part of our board’s annual self-evaluation process. We believe our board is well positioned to provide effective oversight and strategic advice to our management.

Procedures for Recommending Individuals to Serve as Directors

The Nominating and Corporate Governance Committee also considers director candidates recommended by our stockholders. Any stockholder who wishes to propose director nominees for consideration by our Nominating and Corporate Governance Committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by sending each proposed nominee’s name and a description of his or her qualifications for board membership to the chair of the Nominating and Corporate Governance Committee by sending an email to shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our amended and restated bylaws (“bylaws”) (which can be provided free of charge upon request by writing to our Chief Legal Officer & Secretary at the address listed above). The Nominating and Corporate Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Committees of the Board of Directors

Our board established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees are each described below. Each of our board’s committees acts under a written charter, which was adopted and approved by our board of directors. Copies of the committees’ charters are available on our website at https://shareholders.stepstonegroup.com/corporate-governance.

Committee Membership; Meetings and Attendance

We completed our initial public offering (“IPO”) on September 18, 2020. As a result, our current board and its committees did not hold any meetings between April 1, 2020 and September 18, 2020. Subsequently, between September 18, 2020 and March 31, 2021:

•	our board of directors held four meetings;

•	our Audit Committee held four meetings;

•	our Compensation Committee held two meetings; and

•	our Nominating and Corporate Governance Committee held one meeting.

Each of our incumbent directors attended at least 75% of the meetings of our board of directors and the respective committees of which he or she was a member held during the period such incumbent director was a director during the fiscal year ended March 31, 2021 (“fiscal 2021”).

Directors are expected to attend the Annual Meeting absent unusual circumstances. The Company did not hold an Annual Meeting of Stockholders during fiscal 2021 because none of our stock was publicly traded prior to September 18, 2020, and directors were re-elected by written consent in accordance with Delaware law.

Audit Committee

Our Audit Committee consists of Ms. Brown, Mr. Hoffmeister and Ms. Raymond. Mr. Hoffmeister serves as the chair of the Audit Committee. Each of Ms. Brown, Mr. Hoffmeister and Ms. Raymond qualifies as an “independent” director for purposes of the SEC and Nasdaq independence rules that are applicable to audit committee members. Each of Ms. Brown, Mr. Hoffmeister and Ms. Raymond qualifies as an “audit committee financial expert” as defined by the SEC. Our Audit Committee, among other things, has responsibility for:

•	appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm, as well as evaluating its independence and performance;

•	considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•

reviewing and discussing with management and the independent auditor, as appropriate, the adequacy and effectiveness of our internal control over financial reporting and our disclosure controls and procedures;

•	discussing with management our risk assessment and risk management policies and processes; and

•	establishing procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process.

Compensation Committee

Our Compensation Committee consists of Messrs. Brem and Hart. Mr. Brem serves as the chair of the Compensation Committee. As a controlled company, we rely upon the exemption from the Nasdaq requirement that we have a compensation committee composed entirely of independent directors. Our Compensation Committee, among other things, has responsibility for:

•	making recommendations to our board of directors with respect to the compensation of the Co-Chief Executive Officers;

•	reviewing and approving the compensation of other executive officers;

•	recommending the amount and form of non-employee director compensation; and

•	appointing and overseeing any compensation consultant.

Nominating and Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Brem and Hart. Mr. Hart serves as the chair of the Nominating and Corporate Governance Committee. As a controlled company, we rely upon the exemption from the Nasdaq requirement that we have a nominating and corporate governance committee composed entirely of independent directors or that our director nominees be otherwise selected or recommended to the board by independent directors. Our Nominating and Corporate Governance Committee, among other things, has responsibility for:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Risk Oversight

Our board believes that effective risk management and control processes are critical to StepStone’s safety and soundness, our ability to predict and manage the challenges that StepStone may face and, ultimately, StepStone’s long-term corporate success.

In general, management is responsible for the day-to-day oversight and management of strategic, operational, legal, compliance, cybersecurity and financial risks, while our board, as a whole and through its committees, is responsible for the oversight of our risk management framework. Consistent with this approach, management reviews both the framework and certain specific risks with our board and Audit Committee at regular board and Audit Committee meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents steps taken by management to eliminate or mitigate such risks. While our board is ultimately responsible for the risk oversight of our Company, our Audit Committee has primary responsibility for management and mitigation of the risks facing our Company, including major financial, cybersecurity and control risks, and oversight of the measures initiated by management to monitor and control such risks.

Our Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Compensation Committee has responsibility to review the risks arising from our compensation policies and practices applicable to all employees and evaluate policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee has responsibility to review risks relating to our corporate governance practices. These committees provide regular reports on our risk management practices to our full board, as necessary. Our board believes that the Company’s current leadership structure supports its risk oversight function.

Communications with Directors

Stockholders and other interested parties who wish to communicate with our board or any individual director may do so by sending an email to shareholder@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017. Communications we receive that relate to accounting, internal accounting controls, auditing matters or securities law matters will be referred to the Audit Committee unless the communication is directed otherwise. You may communicate anonymously and/or confidentially. Each communication will be reviewed by our Chief Legal Officer & Secretary to determine whether it is appropriate for presentation to our board or the applicable director(s). The purpose of this screening is to allow our board (or the applicable individual director(s)) to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, product inquiries or any offensive or otherwise inappropriate materials).

Code of Business Conduct and Ethics

Our board adopted a Code of Conduct and Ethics (the “Code”) relating to the conduct of our business by all of our employees, executive officers (including our principal executive officers, principal financial officer and principal accounting officer (or persons performing similar functions)), and directors. This Code satisfies the requirement that we have a “code of conduct” under the Nasdaq and SEC rules and is available on our website at https://shareholders.stepstonegroup.com/corporate-governance. To the extent required under the listing rules and SEC rules, we intend to disclose future amendments to certain provisions of this Code, or waivers of such provisions, applicable to any of our executive officers or directors, on our website identified above.

Corporate Governance Guidelines

Our board also adopted principles of corporate governance to formalize its governance practices, which serve as a framework within which our board of directors and its committees operate. These principles cover a number of areas, including the role of our board of directors, board composition and leadership structure, director independence, director selection, qualification and election, director compensation, executive sessions, Co-Chief Executive Officer evaluations, succession planning, annual board assessments, board committees, director orientation and continuing education, stockholder engagement and others. A copy of our corporate governance guidelines is available on our website at https://shareholders.stepstonegroup.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

Messrs. Brem and Hart were members of our Compensation Committee during fiscal 2021. Both of them are executive officers of the Company. Other than Messrs. Brem and Hart’s service on our Compensation Committee, none of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Prohibitions and Restrictions on Hedging and Pledging Transactions

Our Insider Trading Policy prohibits our (i) directors and officers and members of their immediate families and households and their controlled entities (i.e., corporations or other business entities controlled or managed by any such person, and trusts or other entities for which any such person is the trustee or in which any such person has a beneficial pecuniary interest) as well as, (ii) subject to their ability to request an exemption in limited circumstances (1) non-director and non-officer partners, business development professional employees, the Global Head of Human Resources, employees in the legal, compliance, tax, corporate accounting and marketing departments, (2) certain other employees who are so designated from time to time, as well as (3) members of their immediate families and households and their controlled entities from entering from purchasing financial instruments (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, and exchange funds) and from otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of StepStone securities granted to any such person by us as part of such person’s compensation or held, directly or indirectly, by such person. Similarly, persons listed in clause (i) and, subject to their ability to request an exemption in limited circumstances, persons listed in clause (ii) are also prohibited from pledging StepStone securities as collateral for a loan.

Fiscal 2021 Director Compensation

Our policy is to not pay director compensation to directors who are also our employees. We have adopted a program for compensating our independent directors with a combination of cash and equity.

Annual Retainer. Prior to the Annual Meeting, all independent directors were eligible to receive a $125,000 annual retainer for serving as a member of the board of directors, and, after the Annual Meeting, all independent directors are eligible to receive a $128,750 annual retainer, in each case, pro-rated for any partial year of service. Fifty percent of such retainer is payable in the form of restricted stock units (“RSUs”) and the remaining fifty percent is payable, at the election of such director, in the form of cash or RSUs.

Audit Committee Chair Retainer. In addition to the annual retainer, prior to the Annual Meeting, the chair of the Audit Committee was eligible to receive an additional $15,000 annual retainer and, after the Annual Meeting, the chair of the Audit Committee is eligible to receive an additional $15,450 annual retainer. Fifty percent of such retainer is payable in the form of RSUs and the remaining fifty percent is payable, at the election of the director, in the form of cash or RSUs.

RSUs granted to directors vest in full based on continuous service as a member of the Board through the earlier of 12 months following the date of grant and the date of our next annual meeting of stockholders.

All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

The table below describes the compensation provided to our non-executive directors in fiscal 2021. The table excludes Messrs. Brem, Fernandez, McCabe and Hart because they are executive officers who did not receive separate compensation for their service as directors in fiscal 2021.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
David F. Hoffmeister	—	209,696	—		209,696
Thomas Keck(4)	—	—	2,101,573	(5)	2,101,573
Mark Maruszewski(4)	—	—	2,349,471	(6)	2,349,471
Steven R. Mitchell(7)	—	—	—		—
Anne L. Raymond	—	187,208	—		187,208
Robert A. Waldo(7)	—	—	—		—

(1)	Valerie G. Brown is not included in this table because she was first appointed as a director on April 12, 2021, following the end of fiscal 2021.
(2)

Amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2021, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2021 located in our Annual Report on Form 10-K for such fiscal year. As of March 31, 2021, each non-executive director held the following unvested RSUs: Mr. Hoffmeister: 7,778; Mr. Keck: 0; Mr. Maruszewski: 0; Mr. Mitchell: 0; Ms. Raymond: 6,944; and Mr. Waldo: 0.

(3)

Mr. Hoffmeister and Ms. Raymond elected to receive 100% of their cash retainers in the form of RSUs. The number of RSUs granted was determined based on our initial public offering price of $18.00 per share of Class A common stock, which is different than the value used for purposes of determining the accounting grant date fair value required to be reported in the table.

(4)

These non-executive directors are partners of the Partnership and thus are not eligible for compensation under our director compensation program. The amounts reported in this table represent the compensation they received from the Partnership for fiscal 2021 and excludes any distributions received in respect of their equity ownership interests in the Partnership.

(5)

Consists of $300,000 in salary, $893,866 in quarterly cash bonuses attributable to fiscal 2021, cash payments received in respect of carried interest allocations of $892,116, life and disability insurance premiums of $8,283 and 401(k) contributions of $7,308.

(6)

Consists of $262,500 in salary, $767,578 in quarterly cash bonuses attributable to fiscal 2021, cash payments received in respect of carried interest allocations of $1,307,996, life and disability insurance premiums of $4,089 and 401(k) contributions of $7,308.

(7)	These directors are not eligible for compensation under our director compensation program and did not receive any compensation from us during fiscal 2021.

Diversity, Inclusion & Sustainability

We value diversity among our staff and leadership, recognizing that through diversity, we gain a variety of perspectives, views, and ideas which strengthen our ability to strategize, communicate, and deliver on our mission. In 2017, we developed a global Diversity & Inclusion Committee comprising senior and mid-level members of StepStone across functions and asset classes, to evaluate our current diversity efforts, lead new initiatives to improve diversity and inclusion at our firm, and to continuously improve upon our policies and culture.

Our mission statement on why diversity and inclusion matter states:

•	We believe building and maintaining a diverse and inclusive culture is not only the “right thing to do,” but is also critical from a business standpoint.

•	We believe that diversity of backgrounds and perspectives among our employees strengthens our ability to analyze, invest, communicate and deliver on our mission.

•	We believe fostering an inclusive culture and working environment enables all colleagues to engage and contribute to their fullest potential.

•	We believe diverse and inclusive perspectives drive better outcomes, and better investment decisions.

We believe that a diverse and inclusive workforce improves the investment process because the different life experiences, backgrounds and insights of our professionals can be leveraged to perform more effective diligence and analysis. This belief is supported by research showing that diversity and inclusiveness contribute to better performing and more sustainable businesses. To build a diverse workforce we are focused on expanding our recruiting processes and outreach to broaden our pipeline of potential candidates. These efforts allow us to build more diverse slates of prospective new hires.

Talent development and retention is also a key component of our diversity and inclusion efforts including our focus on growing and developing strong mid-level talent into senior roles. In addition to our mentorship program, we have a sponsorship program that targets high performing and high potential mid-career female and diverse professionals and provides them with rigorous developmental tools, 360-degree assessments, and education and executive coaching opportunities alongside their sponsor. We have also continuously reviewed and expanded our parental leave policies and related benefits.

Building awareness and engagement around the importance of diversity and inclusion, both internally and externally, represents another core tenet of our efforts. As an example, the StepStone Diversity and Inclusion Network provides networking and educational opportunities to all of our employees globally. In addition, we recently launched our first employee resource group (“ERG”) focused on the LatinX community and expect additional ERGs to be formed in the future.

Finally, StepStone is a strong sponsor of several organizations that advocate for further diversity in our industry. For example, we are a strong supporter of the Robert Toigo Foundation, whose mission is to increase the participation of minorities in the financial industry. In addition, we proactively network with affinity organizations at universities and business schools to develop a pipeline of female and minority candidates for consideration. We also participate in industry groups created to improve diversity among private markets professionals, such as Girls Who Invest, Women’s Association of Venture & Equity (WAVE), SEO (Seizing Every Opportunity) Alternative Investments, Private Equity Women Investor Network (PEWIN), Making the Leap, and Level20 Women in Private Equity.

We are focused on StepStone’s carbon footprint as we seek carbon neutrality as a stated Company goal. As such, the following efforts have been undertaken:

•	We engaged a consultant to conduct a Company-wide carbon footprint evaluation and purchased carbon offsets to achieve carbon neutrality for 2019 and 2020.

•

We introduced a range of initiatives focused on reducing energy, waste and water usage across the Company, including recycling, transitioning to electronic tablets during client and other business meetings and generally encouraging a “paperless” approach where practicable.

•	We prioritize the selection of highly rated Leadership in Energy and Environmental Design (LEED) or comparable standard in leasing office space.

We encourage and support community engagement. Our community program uses a global-and-local approach, and is driven by our community involvement teams at many of our offices. Projects are organized locally and partnered with various service organizations within our communities dedicated to causes encompassing public service, education, environmental efforts, healthcare, and military veterans. Additionally, we have implemented a volunteer time off policy that gives employees 16 hours per calendar year of paid time to volunteer at the organization of their choice. We actively monitor participation in these programs. We have also established a formalized charitable giving program with an employee matching component.

PROPOSAL 1—ELECTION OF DIRECTORS

There are four Class I directors whose term of office expires at the Annual Meeting. Mark Maruszewski and Robert A. Waldo, current Class I directors, are not standing for re-election at this Annual Meeting. Our Nominating and Corporate Governance Committee has recommended, and our board has approved, Monte M. Brem and Valerie G. Brown as nominees for election as Class I directors at the Annual Meeting and the reduction in size of the board immediately upon the conclusion of this Annual Meeting from eleven directors to nine directors. If elected at the Annual Meeting, each nominee will serve until the 2024 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified, or, if sooner, until his or her earlier death, resignation, retirement, disqualification or removal. Information concerning these nominees and other continuing directors appears under the “—Composition of the Board of Directors” above. Each nominee has consented to serve as a director, if elected, and all of the nominees are currently directors. Each nominee was appointed to our board prior to or in connection with our initial public offering, except Ms. Brown, who joined our board as an independent director in April 2021. We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. If any nominee becomes unable or unwilling to stand for election as a director, proxies will be voted for any substitute as designated by our board, or alternatively, our board may leave a vacancy on our board or reduce the size of our board.

Each director is elected by a plurality of the votes cast. “Plurality” means that the two nominees who receive the largest number of votes cast “For” such nominees are elected as directors. Stockholders may vote “For” any or all of the nominees or “Withhold” with respect any or all of the nominees named in this Proposal 1. Any shares voted “Withhold” and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the outcome of the election.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR NOMINATING AND CORPORATE GOVERNANCE COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS

The following individuals constitute our executive officers*:

Name	Age	Position
Monte M. Brem	52	Chairman, Co-Chief Executive Officer and Director
Scott W. Hart	40	Co-Chief Executive Officer and Director
Jason P. Ment	43	President and Co-Chief Operating Officer
Jose A. Fernandez	49	Co-Chief Operating Officer and Director
Johnny D. Randel	56	Chief Financial Officer
Michael I. McCabe	52	Head of Strategy and Director

*	As of the proxy filing date.

Biographies of each of Messrs. Brem, Hart, Fernandez and McCabe appear above under “—Composition of our Board of Directors.” Biographies of the remaining executive officers appear below:

Jason P. Ment has served as the Company’s President and Co-Chief Operating Officer since November 2019. Mr. Ment joined the Partnership as Partner, General Counsel and Chief Compliance Officer in October 2010, assumed the additional role of Co-Chief Operating Officer in July 2018 and then became StepStone’s Partner, President and Co-Chief Operating Officer in May 2019. Prior to joining StepStone in October 2010, Mr. Ment was General Counsel of Citigroup Private Equity, a $10 billion equity co-investment, mezzanine, and fund of private equity funds business from 2007 to 2010. Also while at Citigroup, from 2009 to 2010, he was the General Counsel of Metalmark Capital, a middle-market private equity business, and from 2008 to 2010, he was General Counsel of Citi Sustainable Development Investments, a clean technology and renewable energy-focused venture investment business. Prior to joining Citigroup, Mr. Ment was an Associate in O’Melveny & Myers LLP’s Mergers & Acquisitions/Private Equity Group from 2005 to 2007 and an Associate in McDermott Will & Emery LLP’s Mergers & Acquisitions Group from 2002 to 2005. Mr. Ment received his BS from Cornell University and his JD from the New York University School of Law.

Johnny D. Randel has served as the Company’s Chief Financial Officer since November 2019 and has served as Chief Financial Officer of the Partnership since February 2010. He focuses on corporate finance and investment accounting, and is involved in various monitoring, management, and administrative activities. Prior to joining StepStone in 2010, Mr. Randel was Chief Financial Officer and Chief Operating Officer at Citigroup Private Equity beginning in 2006. From 2001 to 2006, Mr. Randel was Assistant Treasurer within Citigroup Inc.’s Treasury department where he managed rating agency relationships and fixed income client relations. From 1998 to 2000, Mr. Randel served as Vice President of Corporate Analysis at Associates First Capital, prior to its acquisition by Citigroup. He also served as a budget and forecast coordinator at Bank One from 1996 to 1998. Mr. Randel received his BGS from the University of Kansas and MBA from the University of Southern California.

EXECUTIVE COMPENSATION TABLES AND NARRATIVE

We are providing compensation disclosure that satisfies the scaled disclosure requirements applicable to Emerging Growth Companies (“EGCs”), as defined in the Jumpstart our Business Startups (JOBS) Act. As an EGC, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act of 1933, as amended. These rules require compensation disclosure for our principal executive officers and the two most highly compensated executive officers other than our principal executive officers.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2021 by our principal executive officers and our next two most highly compensated executive officers who served in such capacities at March 31, 2021, who collectively comprise our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Monte Brem	2021	$300,000	$1,562,634	(2)	$—	$877,888	(3)	$2,740,522
Chairman and Co-Chief Executive Officer	2020	$300,000	$2,848,541	(4)	$—	$1,317,656		$4,466,197

Scott Hart	2021	$262,500	$900,000	(5)	$—	$478,376	(6)	$1,640,876
Co-Chief Executive Officer and Director	2020	$268,750	$600,000	(7)	$—	$668,490		$1,537,240

Jason Ment	2021	$250,000	$850,000	(5)	$1,196,820	$519,641	(8)	$2,816,461
President and Co-Chief Operating Officer

Michael McCabe	2021	$275,000	$767,578	(2)	$—	$1,299,266	(9)	$2,341,844
Head of Strategy and Director	2020	$250,000	$1,116,168	(4)	$—	$1,934,442		$3,300,610

(1)

Amounts in this column represent the aggregate grant date fair value of stock awards granted under our 2020 Long-Term Incentive Plan (the “2020 LTIP”) during fiscal 2021, calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions underlying this calculation, please read Note 10 to our consolidated financial statements for the fiscal year ended March 31, 2021 located in our Annual Report on Form 10-K for such fiscal year.

(2)	Represents the aggregate value of quarterly cash bonuses attributable to fiscal 2021.
(3)	Consists of cash payments received in respect of carried interest allocations of $862,966, life and disability insurance premiums of $7,614 and 401(k) contributions of $7,308.
(4)	Represents the aggregate value of quarterly cash bonuses attributable to fiscal 2020.
(5)	Represents the value of an annual cash bonus paid in December 2020 in respect of the executive’s performance during calendar year 2020.
(6)	Consists of cash payments received in respect of carried interest allocations of $466,572, life and disability insurance premiums of $4,496 and 401(k) contributions of $7,308.
(7)	Represents the value of an annual cash bonus paid in December 2019 in respect of the executive’s performance during calendar year 2019.
(8)	Consists of cash payments received in respect of carried interest allocations of $508,005, life and disability insurance premiums of $4,328 and 401(k) contributions of $7,308.
(9)	Consists of cash payments received in respect of carried interest allocations of $1,284,816, life and disability insurance premiums of $7,142 and 401(k) contributions of $7,308.

Outstanding Equity Awards as of March 31, 2021

The following table reflects information regarding outstanding unvested equity held by our named executive officers as of March 31, 2021.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Monte Brem	—	—		—
Scott Hart	6/1/2018	297,270	(2)	10,484,713
Jason Ment	9/18/2020	66,490	(3)	2,345,102
	6/1/2018	346,842	(2)	12,233,117
Michael McCabe	—	—		—

(1)	The market value in this column is based on the closing trading price of $35.27 per share as of March 31, 2021 for our Class A common stock listed on the Nasdaq Global Select Market.
(2)

These restricted Class B2 units vested 30% on June 1, 2021 and vest 5.83% on each quarterly anniversary thereafter, subject to continued employment through the applicable vesting date. Upon the final vesting date of the Class B2 units, they will automatically convert into Class B units, which will be exchangeable on a one-for-one basis for shares of Class A common stock.

(3)

The shares of Class A common stock underlying these RSUs vest in equal annual installments on each of September 30, 2021, 2022, 2023 and 2024, subject to continued employment through the applicable vesting date.

Fiscal 2021 Incentive Compensation

Annual Incentive. Messrs. Brem and McCabe were eligible to receive quarterly bonuses for the first two quarters of fiscal 2021 through September 18, 2020, the closing date of the Company’s IPO, based on the discretion of the board of directors of the general partner of the Partnership. Beginning September 19, 2020 and through the end of third quarter of fiscal 2021, each of them received an amount pro-rated for such period based on a fixed target annualized bonus amount of $900,000, with a view to converting to an annual bonus structure for calendar year 2021. Messrs. Hart and Ment were eligible to receive a bonus in respect of calendar year 2020 based on the recommendation of the Compensation Committee and approval of the Board of Directors of the Company, in the case of Mr. Hart, and the approval of the Compensation Committee, in the case of Mr. Ment.

Equity Incentive. During fiscal 2021, as part of our IPO, we granted Mr. Ment an award of RSUs under our 2020 LTIP that vests in equal annual installments over four years. We believe that a four-year vesting period encourages our named executive officers to take a longer-term view of our overall performance and stockholder value, while also serving as a retention incentive.

Class B2 Units

As described previously, in connection with the reorganization, we reclassified the Partnership’s interests held by certain partners as Class B units and B2 units. Two of our named executive officers, Messrs. Hart and Ment, hold unvested Class B2 units. Subject to continued service with us, the Class B2 units vested 30% on the third anniversary of the grant date, June 1, 2018, and vest 5.83% on each quarterly anniversary thereafter, provided that the General Partner is permitted to accelerate the vesting of the Class B2 units in its discretion and, provided further, that any unvested Class B2 units held by a named executive officer who remains an active partner of the Partnership through the closing of a change in control will become vested in full upon the closing of such transaction. The Partnership will have the right to reduce any vested Class B2 units held by such named executive officer by up to 50% upon the breach of certain non-competition and non-solicitation arrangements between such officers and the Partnership, or upon any termination for cause. Upon the final vesting date of the Class B2 units, they will automatically convert into Class B units, which will be exchangeable on a one-for-one basis for shares of Class A common stock or, at our election, for cash.

Carried Interest Compensation

We receive an allocation of performance-based fees, commonly referred to as “carried interest,” from limited partners in our investment funds and separately managed accounts for which we act as both investment adviser and general partner or managing member (the “StepStone Funds”) and we hold an equity interest. Approximately 50% of carried interest allocation revenue is awarded to certain employees, including our named executive officers, as a form of long-term incentive compensation, fostering alignment of interest with our clients and investors, and retaining key investment professionals. Ownership of carried interest by our named executive officers may be subject to a range of vesting conditions, including continued employment and forfeiture upon occurrence of certain specified events post-termination, thus serving as an important employment retention mechanism. Carried interest awards to employees have historically vested over eight years but, beginning with the awards granted in April 2020, vesting occurs over five years. Awards are subject to accelerated vesting upon certain qualifying terminations as described in further detail below in the section titled “Executive Compensation Arrangements.” Each of our named executive officers received cash distributions attributable to carried interest in fiscal 2021 which are reflected in the “All Other Compensation” column of the Summary Compensation Table above.

401(k) Plan

We offer eligible employees, including our named executive officers, the opportunity to participate in our tax-qualified 401(k) plan. Employees can contribute an amount that cannot exceed 100% of their eligible compensation up to the Internal Revenue Service’s annual limits on either a before-tax or after-tax basis into the 401(k) plan. We make a non-discretionary non-matching contribution to the plan on behalf of all eligible employees equal to 3% of their eligible pay. The contributions we provided to our named executive officers in fiscal 2021 are reflected in the “All Other Compensation” column of the Summary Compensation Table above. The funds that we provide are immediately 100% vested.

Pension Benefits and Nonqualified Deferred Compensation

Our named executive officers do not participate in any defined benefit pension plans or nonqualified deferred compensation plans.

Executive Compensation Arrangements

We do not have any employment, severance or change in control arrangements with our named executive officers; provided, however, that, as described above, any unvested Class B2 units held by a named executive officer who remains an active partner of the Partnership through the closing of a change in control will become vested in full upon the closing of such transaction and, provided further, that carried interest awards made to our named executive officers vest in full upon a termination due to death or disability and are subject to continued vesting, subject to certain conditions, in the case of termination due to retirement. In addition, pursuant to the terms of the award agreement for the RSUs granted to our named executive officers, in the event of a termination of employment due to death or disability, all outstanding RSUs will vest in full and, in the event of a termination of employment due to retirement, as defined in the award agreement, all outstanding RSUs will continue to vest as though the named executive officer had remained employed. None of our named executive officers is currently eligible for retirement. In addition, in the event of a change in control, if a named executive officer’s employment is terminated without cause or for good reason (each as defined in the applicable award agreement) upon or within the 13-month period following the change in control, the RSUs will vest in full.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following is a summary of Ernst & Young LLP’s fees for professional services rendered to us for the fiscal years ended March 31, 2021 and 2020.

	For the Year Ended March 31,
	2021				2020
	The Company		StepStone Funds (1)		The Company		StepStone Funds (1)
Audit fees	$1,744,070	(2)	$6,979,160	(5)	$965,000	(2)	$6,114,556	(5)
Audit-related fees	180,000	(3)	272,000	(6)	175,000	(3)	—	(6)
Tax fees	1,791,306	(4)	5,873,010	(5)	1,085,364	(4)	5,804,433	(5)
All other fees	—		—		—		—

Total	$3,715,376		$13,124,170		$2,225,364		$11,918,989

(1)	Audit, Audit-related and Tax fees for StepStone fund entities consisted of services to investment funds managed by StepStone in its capacity as the general partner and/or manager of such entities.
(2)

Audit fees consisted of fees for (a) the audits of our consolidated financial statements included in our Annual Report on Form 10-K and services required by statute or regulation; (b) reviews of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; and (c) comfort letters, consents, other services rendered in connection with our registration statements for our initial public offering and our secondary offering and services related to SEC and other regulatory filings.

(3)	Audit-related fees consisted of attest services not required by statute or regulation.
(4)

Tax fees consisted of fees for services rendered for tax compliance, tax planning and tax advisory services. Fees for tax compliance were $1,353,640 and $858,331 for the fiscal years ended March 31, 2021 and 2020, respectively.

(5)

Audit and Tax fees for StepStone fund entities consisted of services to investment funds managed by StepStone in its capacity as the general partner and/or manager of such entities. Tax fees consisted of fees for services rendered for tax compliance, tax planning and tax advisory services. Fees for tax compliance services were $5,819,451 and $5,775,783 for the fiscal years ended March 31, 2021 and 2020, respectively.

(6)	Audit-related fees included due diligence services provided in connection with contemplated investments by StepStone-sponsored investment funds.

Pre-Approval of Audit and Non-Audit Services Policy

The Audit Committee adopted a policy for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated authority to the chair of the Audit Committee to pre-approve audit and non-audit services in amounts up to $500,000 (1) per engagement, (2) per additional category of services, or (3) to the extent otherwise required under the policy, for services exceeding the pre-approved budgeted fee levels for the specified service. All of the services and fees identified in the table above were approved in accordance with SEC and Public Company Accounting Oversight Board requirements and, following our initial public offering, pursuant to the pre-approval policy described in this paragraph.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Ernst & Young LLP, and has discussed with Ernst & Young LLP the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight board (the “PCAOB”) and the Securities and Exchange Commission (“SEC”). Additionally, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP, as required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. Based upon such review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 for filing with the SEC.

Audit Committee of the Board of Directors,

David F. Hoffmeister (Chair)

Valerie G. Brown

Anne L. Raymond

*

This report of the Audit Committee is required by the SEC rules and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Exchange Act.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In accordance with its charter, the Audit Committee evaluates the independent registered public accounting firm’s qualifications, performance and independence at least annually.

Our Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2009. The members of the Audit Committee and our board of directors believe that the continued retention of Ernst & Young LLP as StepStone’s independent registered public accounting firm is in the best interests of StepStone and its stockholders. Our board of directors and Audit Committee value the opinions of our stockholders and consider the selection of such firm to be an important matter of stockholder concern. The selection of Ernst & Young LLP is accordingly being submitted for ratification of stockholders as a matter of good corporate practice. If the stockholders fail to ratify this selection, our board of directors and Audit Committee will consider the outcome of the vote in determining whether to retain this firm for the fiscal year ending March 31, 2022. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of our Company and stockholders.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022 requires the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Stockholders may vote “For,” “Against,” or “Abstain” with respect to this Proposal 2. Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because broker discretionary voting is permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to this Proposal.

One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting online and will have an opportunity to make a statement if they wish and be available to respond to appropriate questions.

FOR	OUR BOARD, UPON RECOMMENDATION OF OUR AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Review, Approval, and Ratification of Related Person Transactions

Our board of directors has adopted a written policy regarding the review, approval, ratification or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (defined in the policy to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or may be expected to exceed $120,000 and in which one or more of such related persons has a direct or indirect interest. In approving or disapproving any such transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote on approval, ratification or disapproval of the transaction.

Other than the transactions described below under the “Related Person Transactions,” there have been no other “related person transactions” that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Related Person Transactions

Transactions with Management, our Directors and Certain Beneficial Owners

One of our directors, Steve Mitchell, is a controlling stockholder and serves on the investment committee of Argonaut Private Capital, LP, which manages several private equity investment funds. In connection with the formation of one of these funds, an affiliate of Argonaut Private Equity, LLC, directly and indirectly, sold investments represented by capital commitments of $400 million in the aggregate. The purchasers included accounts managed or advised by the Partnership. Since April 1, 2020 (i.e., the beginning of the last completed fiscal year) no additional capital commitments have been made by accounts managed or advised by the Partnership (including related investments by the Partnership), in the funds managed by Argonaut Private Capital, LP. These accounts have paid management fees to Argonaut Private Capital, LP aggregating $3.0 million since April 1, 2020. Mr. Mitchell benefitted from these payments in his capacity as controlling stockholder of Argonaut Private Capital, LP.

Additionally, each of the three non-executive officer members of our Class B Committee (defined below), Thomas Bradley, David Jeffrey and Darren Friedman, are partners of the Partnership. Since April 1, 2020, each of Messrs. Bradley, Jeffrey and Friedman received compensation and partnership distributions from the Partnership in excess of $120,000.

In addition, certain persons, including our employees and partners of the Partnership, and directors of the Company, have the opportunity to invest their personal capital in the StepStone Funds on the same terms and conditions as other unaffiliated clients and investors, except that these investments are generally not subject to management fees or carried interest. Investments by any such persons in Conversus StepStone Private Markets, a fund for which the Partnership acts as sub-adviser, are subject to management fees. Each of these investment opportunities are available to those persons whom we have determined to have a status, such as a “qualified purchaser” under the Investment Company Act of 1940, as amended, and/or an “accredited investor” under the Securities Act of 1933, as amended, that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage these persons to invest in the StepStone Funds because we believe that such investing further aligns their interests with those of our fund investors and our firm. In the aggregate, the Company’s executive officers and non-independent directors (and their family members and investment vehicles) have made commitments to the StepStone Funds between April 1, 2020 and July 1, 2021 of approximately $8.8 million in the aggregate, and have received distributions from the StepStone Funds as a result of their invested capital during that period of approximately $6.2 million in the aggregate.

Furthermore, in connection with our initial public offering, the underwriters reserved a certain amount of shares of our Class A common stock for sale in the initial public offering to certain of our directors, executive officers and employees (the “Directed Share Program”). The following executive officers, directors and persons deemed to be holders of 5% or more of our voting securities participated in the Directed Share Program, each in his capacity as a private investor, and purchased shares of our Class A common stock for his personal account at the initial public offering price of $18.00 per share: Scott W. Hart purchased 13,380 shares for aggregate consideration of approximately $0.2 million; Jason P. Ment purchased 4,460 shares for aggregate consideration of approximately $0.1 million; Jose A. Fernandez purchased 8,920 shares for aggregate consideration of approximately $0.2 million; Thomas Keck purchased 55,750 shares for aggregate consideration of approximately $1.0 million; Mark Maruszewski purchased 41,667 shares for aggregate consideration of approximately $0.8 million; Darren M. Friedman purchased 44,600 shares for aggregate consideration of approximately $0.8 million; Thomas Alcott Bradley purchased 13,380 shares for aggregate consideration of approximately $0.2 million; and David Jeffrey purchased 40,000 shares for aggregate consideration of approximately $0.7 million.

In addition, Steven Mitchell and Robert Waldo, members of our board of directors, each purchased 62,500 shares of our Class A common stock from the underwriters in our initial public offering outside of the Directed Share Program. The shares were purchased at the initial public offering price of $18.00 per share for aggregate consideration of approximately $1.1 million by each of Steven Mitchell and Robert Waldo.

We used approximately $209.8 million of the net proceeds from our initial public offering to acquire 12,500,000 newly issued Class A units of the Partnership. Also in connection with our initial public offering, Monte Brem, our Chairman and Co-Executive Officer, and Argonaut Holdings LLC– an entity that is managed by Robert Waldo, one of our directors, and that is also a holder of more than 5% of our voting securities through its ownership of shares of our Class A and Class B common stock—sold Class B units of the Partnership and a corresponding number of shares of our Class B common stock to the Company in connection with the closing of the initial public offering at a price of $16.785 for each Class B unit and share of Class B common stock, which is equal to the per-share price paid by the underwriters for shares of our Class A common stock in the initial public offering. Specifically, Monte Brem sold 3,578,426 Class B units and shares of Class B common stock for aggregate consideration of approximately $60.1 million. Argonaut Holdings LLC sold 3,830,328 Class B units and shares of Class B common stock for aggregate consideration of approximately $64.3 million.

Finally, from time to time, we evaluate opportunities to provide liquidity to our pre-initial public offering owners. In March 2021, we conducted an underwritten secondary public offering of 9.2 million shares of our Class A common stock (including 1.2 million shares of our Class A common stock pursuant to the full exercise of the underwriters’ option to purchase additional shares) sold by selling stockholders, including certain of our executive officers, directors and persons deemed to be holders of 5% or more of our voting securities, which resulted in total aggregate gross proceeds of approximately $271.4 million to the selling stockholders (the “Secondary Offering”). A corresponding number of shares of Class B common stock were automatically redeemed at par value and canceled in connection with such exchange. We did not offer any shares of our Class A common stock in the Secondary Offering and did not receive any proceeds from the sale of the shares of our Class A common stock.

The following executive officers, directors and persons deemed to be holders of 5% or more of our voting securities participated in the Secondary Offering and sold shares of our Class A common stock at the Secondary Offering price (net of underwriting discounts) of $28.32 per share: an entity affiliated with Monte M. Brem sold 3,644,110 shares for net proceeds of approximately $103.2 million; an entity affiliated with Jose A. Fernandez sold 1,750,000 shares for net proceeds of approximately $49.6 million; Argonaut Holdings, LLC sold 1,439,814 shares for net proceeds of approximately $40.8 million; David Jeffrey sold 425,000 shares for net proceeds of approximately $12.0 million; Thomas Alcott Bradley sold 300,000 shares for net proceeds of approximately $8.5 million; Mark Maruszewski sold 299,629 shares for net proceeds of approximately $8.5 million; Darren M. Friedman sold 200,000 shares for net proceeds of approximately $5.7 million; an entity affiliated with Thomas

Keck sold 200,000 shares for net proceeds of approximately $5.7 million; and Johnny D. Randel sold 200,000 shares for net proceeds of approximately $5.7 million.

Transactions in Connection with our Reorganization and Initial Public Offering

The Reorganization

In connection with the reorganization (i.e., the series of transactions immediately before the Company’s initial public offering, which was completed on September 18, 2020) and our initial public offering, we entered into the Tax Receivable Agreements, the StepStone Limited Partnership Agreement, the Exchange Agreement, the Stockholders Agreement and the Registration Rights Agreement. In addition, we acquired from existing limited partners of the Partnership certain partnership interests using a portion of the proceeds of our initial public offering, and in the case of certain pre-initial public offering institutional investors (the “Direct StepStone Stockholders”), in exchange for Class A common stock. We classified the Partnership’s interests acquired by the Company as Class A units and reclassified the Partnership’s interests held by certain partners as Class B units.

The following are summaries of certain provisions of our related party agreements, which are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore encourage you to review the agreements in their entirety.

Tax Receivable Agreements

The Company used the net proceeds that it received from the initial public offering to purchase shares of Class A common stock from certain of the Partnership’s unitholders, including certain members of the Company’s senior management, at a per-share price equal to the per-share price paid by the underwriters for shares of the Company’s Class A common stock in the initial public offering.

The limited partners of the Partnership (not including the Company) may exchange their Class B units for shares of the Company’s Class A common stock on a one-for-one basis or, at the Company’s election, for cash. When a Class B unit is exchanged for a share of the Company’s Class A common stock or cash, a corresponding share of our Class B common stock will automatically be redeemed by us at par value and canceled. Certain limited partners of the Partnership have exchanged their Class B units for shares of the Company’s Class A common stock in connection with our initial public offering as described above.

As a result of these purchases and any subsequent exchanges, we are entitled to a proportionate share of the existing tax basis of the assets of the Partnership. In addition, the Partnership and certain of its direct or indirect subsidiaries that are treated as partnerships for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for the taxable year of the initial public offering, the Secondary Offering and any exchange, which is expected to result in increases to the tax basis of the tangible and intangible assets of the Partnership which will be allocated to the Company. These increases in tax basis are expected to increase the Company’s depreciation and amortization deductions for tax purposes and create other tax benefits and may also decrease gains (or increase losses) on future dispositions of certain assets and therefore may reduce the amount of tax that the Company would otherwise be required to pay.

The Direct StepStone Stockholders, which were pre-initial public offering institutional investors in the Partnership, held their interests in the Partnership through “blocker companies.” Pursuant to the blocker mergers that occurred as part of the reorganization, the Company inherited the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the blocker companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the blocker companies generated before the blocker mergers, which may be utilized by the Company, subject to certain limitations imposed under applicable law, to reduce the amount of tax that the Company would otherwise be required to pay.

The Company has entered into an Exchanges Tax Receivable Agreement with certain partners of the Partnership and a Reorganization Tax Receivable Agreement with the Direct StepStone Stockholders. The Exchanges Tax Receivable Agreement provides for payment by the Company to certain partners of the Partnership (not including the Company) of 85% of the amount of the net cash tax savings, if any, that the Company realizes (or, under certain circumstances, is deemed to realize) as a result of increases in tax basis (and utilization of certain other tax benefits) resulting from (i) the Company’s acquisition of such partner’s Partnership units in connection with the initial public offering, the Secondary Offering and any exchanges and (ii) any payments the Company makes under the Exchanges Tax Receivable Agreement (including tax benefits related to imputed interest). The Reorganization Tax Receivable Agreement provides for payment by the Company to the Direct StepStone Stockholders of 85% of the amount of the net cash tax savings, if any, that the Company realizes (or, under certain circumstances, is deemed to realize) as a result of (i) the unamortized portion of the increase in tax basis in the tangible and intangible assets of the Partnership resulting from the prior acquisitions of interests in the Partnership by the blocker companies as well as the net operating losses, capital losses or other loss carrybacks and carryforwards of the blocker companies generated before the Blocker Mergers and (ii) tax benefits related to imputed interest.

The Company will retain the benefit of the remaining 15% of these net cash tax savings. The obligations under the Tax Receivable Agreements are the Company’s obligations and not obligations of the Partnership. For purposes of each Tax Receivable Agreement, the benefit deemed realized by the Company will be computed by comparing the Company’s U.S. federal, state and local income tax liability to the amount of such U.S. federal, state and local taxes that the Company would have been required to pay had it not been able to utilize any of the benefits subject to such Tax Receivable Agreement. The actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the Tax Receivable Agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. In addition, the StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain of the Partnership investment assets that were held at the time of the closing of our initial public offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to StepStone and corresponding items of gain being specially allocated to the other partners of the Partnership.

The term of each Tax Receivable Agreement commenced upon the completion of our initial public offering and will continue until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or have expired, unless the Company exercises its right to terminate such Tax Receivable Agreement (or such Tax Receivable Agreement is terminated due to a change in control or our breach of a material obligation thereunder), in which case, the Company will be required to make the termination payment specified in such Tax Receivable Agreement, as specified below. We expect that all of the intangible assets, including goodwill, of the Partnership allocable to the Partnership units acquired or deemed acquired by the Company from existing partners of the Partnership at the time of our initial public offering, the Secondary Offering and any exchanges will be amortizable for tax purposes.

Estimating the amount and timing of payments that may be made under a Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events. The actual increase in tax basis and utilization of tax attributes, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, some of which may only be applicable to the Exchanges Tax Receivable Agreement or the Reorganization Tax Receivable Agreement, and some of which are applicable to both Tax Receivable Agreements, including:

•

the timing of purchases or future exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Partnership at the time of each purchase of units from the partners of the Partnership in each future exchange;

•

the price of shares of our Class A common stock at the time of the purchase or exchange—the tax basis increase in the assets of the Partnership is directly related to the price of shares of our Class A common stock at the time of the purchase or exchange;

•

the extent to which such purchases or exchanges are taxable—if the purchase of units from the partners of the Partnership in connection with the Secondary Offering or any future exchange is not taxable for any reason, increased tax deductions will not be available;

•	the amount of the exchanging unitholder’s tax basis in its units at the time of the relevant exchange;

•

the amount and timing of the utilization of tax attributes—the amount of applicable tax attributes of the blocker companies at the time of the Blocker Mergers and the amount and timing of the utilization of such tax attributes pursuant to applicable law will impact the amount and timing of payments under the Reorganization Tax Receivable Agreement;

•

the amount, timing and character of the Company’s income—we expect that the Tax Receivable Agreements will require the Company to pay 85% of the net cash tax savings as and when deemed realized. If the Company does not have taxable income during a taxable year, the Company generally will not be required (absent a change in control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreements for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in net cash tax savings in a given tax year may generate tax attributes that may be used to generate net cash tax savings in previous or future taxable years. The use of any such tax attributes will generate net cash tax savings that will result in payments under the Tax Receivable Agreements; and

•	U.S. federal, state and local tax rates in effect at the time that we realize the relevant tax benefits.

In addition, the depreciation and amortization periods that apply to the increases in tax basis, the timing and amount of any earlier payments that the Company may have made under a Tax Receivable Agreement and the portion of the Company’s payments under such Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis are also relevant factors.

The Company has the right to terminate each Tax Receivable Agreement, in whole or in part, at any time. Each Tax Receivable Agreement provides that if (i) the Company exercises its right to early termination of the Tax Receivable Agreement in whole (that is, with respect to all benefits due to all beneficiaries under the Tax Receivable Agreement) or in part (that is, with respect to some benefits due to all beneficiaries under the Tax Receivable Agreement), (ii) the Company experiences certain changes in control, (iii) the Tax Receivable Agreement is rejected in certain bankruptcy proceedings, (iv) the Company fails (subject to certain exceptions) to make a payment under the Tax Receivable Agreement within 180 days after the due date or (v) the Company materially breaches its obligations under the Tax Receivable Agreement, the Company will be obligated to make an early termination payment to the beneficiaries under the Tax Receivable Agreement equal to the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement. The amount of such payments will be determined on the basis of certain assumptions in each Tax Receivable Agreement, including (i) the assumption that the Company would have enough taxable income to fully utilize the tax benefit resulting from the tax assets which are the subject of such Tax Receivable Agreement; (ii) the assumption that any item of loss deduction or credit generated by a basis adjustment or imputed interest arising in a taxable year preceding the taxable year that includes an early termination will be used by the Company ratably from such taxable year through the earlier of (x) the scheduled expiration of such tax item or (y) 15 years; (iii) in the case of the Reorganization Tax Receivable Agreement, the assumption that any net operating loss (and similar items) inherited from the blocker companies will be used by the Company ratably from the taxable year that includes an early termination through the earlier of (x) the scheduled expiration of such net operating loss (or similar item) or (y) 15 years (or longer, to the extent that the Company is prevented from fully utilizing such net operating loss (or similar item) under certain U.S. federal income tax rules); (iv) the assumption that any non-amortizable assets are deemed to be disposed of in a fully taxable transaction on the fifteenth anniversary of the earlier of the basis adjustment and the early termination date; (v) the assumption that U.S. federal, state and local tax rates will be the same as in effect on the early termination date, unless scheduled to change and, solely with respect to the Exchanges Tax Receivable Agreement; and (vi) the assumption that any units (other than those held by the Company) outstanding on the termination date are deemed to be exchanged for an amount equal to the market value of the corresponding number of shares of Class A common stock on the termination date. The amount of the early termination payment is determined by discounting the present value of all payments that would be required to be paid by the Company under the Tax Receivable Agreement at a rate equal to the lesser of (a) 6.5% and (b) the Secured Overnight Financing Rate (“SOFR”) plus 400 basis points.

The payments that we are required to make under the Tax Receivable Agreements are expected to be substantial. Based on certain assumptions, including no material changes in the relevant tax law and that the Company earns sufficient taxable income to realize the full tax benefits that are the subject of the Tax Receivable Agreements, as of March 31, 2021, we expect that future payments to the Direct StepStone Stockholders and partners of the Partnership (not including the Company) in respect of the reorganization, the initial public offering and the Secondary Offering will equal $107.2 million in the aggregate, although the actual future payments to the Direct StepStone Stockholders and continuing limited partners of the Partnership will vary based on the factors discussed above, and estimating the amount of payments that may be made under the Tax Receivable Agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors and future events.

Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the Tax Receivable Agreements in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the Tax Receivable Agreements could have a substantial negative effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Payments are generally due under the Tax Receivable Agreements within a specified period of time following the filing of the Company’s tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of SOFR plus 400 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of SOFR plus 500 basis points. Because of our structure, our ability to make payments under the Tax Receivable Agreements is dependent on the ability of the Partnership to make distributions to us. The ability of the Partnership to make such distributions will be subject to, among other things, restrictions in the agreements governing our debt. If we are unable to make payments under the Tax Receivable Agreements for any reason, such payments will be deferred and will accrue interest until paid.

Payments under the Tax Receivable Agreements will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the Internal Revenue Service (“IRS”) to challenge a tax basis increase or the inheritance of tax attributes from the blocker companies, the Company will not, in the event of a successful challenge, be reimbursed for any payments previously made under a Tax Receivable Agreement (although the Company would reduce future amounts otherwise payable to a holder of rights under such Tax Receivable Agreement to the extent such holder has received excess payments). No assurance can be given that the IRS will agree with our tax reporting positions, including the allocation of value among our assets. In addition, the required final and binding determination that a holder of rights under a Tax Receivable Agreement has received excess payments may not be made for a number of years following commencement of any challenge, and the Company will not be permitted to reduce its payments under a Tax Receivable Agreement until there has been a final and binding determination, by which time sufficient subsequent payments under the Tax Receivable Agreement may not be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under a Tax Receivable Agreement significantly in excess of the benefit that the Company actually realizes in respect of the increases in tax basis (and utilization of certain other tax benefits) resulting from (i) (x) the Company’s acquisition of

Partnership units and inheritance of tax attributes from the blocker companies from Direct StepStone Stockholders and (y) the Company’s acquisition of Partnership units from continuing limited partners of the Partnership and future exchanges and (ii) any payments the Company makes under the Tax Receivable Agreement. The Company may not be able to recoup those payments, which could adversely affect the Company’s financial condition and liquidity.

No holder of rights under the Exchanges Tax Receivable Agreement or Reorganization Tax Receivable Agreement (including the right to receive payments under the respective Tax Receivable Agreement) may transfer its rights to another person without the written consent of the Company, except that all such rights under the Exchanges Tax Receivable Agreement may be transferred to another person to the extent that the corresponding Partnership units are transferred in accordance with the StepStone Limited Partnership Agreement.

In connection with the closing of the Greenspring Acquisition, the Company and the Partnership expects the holders of the newly issued Class C units to become parties to the Exchanges Tax Receivable Agreement via joinder.

StepStone Limited Partnership Agreement

In connection with the reorganization, the partners of the Partnership amended and restated the partnership agreement of the Partnership (as amended and restated, the “StepStone Limited Partnership Agreement”). StepStone Group Holdings LLC, a Delaware limited liability company (the “General Partner”) became the sole general partner of the Partnership, and the Company owns a 100% membership interest in the General Partner and is its sole managing member. In its capacity as the sole managing member of the General Partner, the Company controls all of the Partnership’s business and affairs. The Company holds all of the Class A units of the Partnership. Holders of Class A units and Class B units are generally entitled to one vote per unit with respect to all matters as to which partners are entitled to vote under the StepStone Limited Partnership Agreement. Class A units and Class B units will have the same economic rights per unit.

At any time the Company issues a share of Class A common stock for cash, the net proceeds received by the Company will be promptly used to acquire a Class A unit unless used to settle an exchange of a Class B unit for cash. Any time the Company issues a share of Class A common stock upon an exchange of a Class B unit or settles such an exchange for cash, as described below under “—Exchange Agreement,” the Company will contribute the exchanged unit to the Partnership and the Partnership will issue to the Company a Class A unit. If the Company issues other classes or series of equity securities, the Partnership will issue to the Company an equal amount of equity securities of the Partnership with designations, preferences and other rights and terms that are substantially the same as the Company’s newly issued equity securities. Conversely, if the Company retires any shares of Class A common stock (or equity securities of other classes or series) for cash, the Partnership will, immediately prior to such retirement, redeem an equal number of Class A units (or its equity securities of the corresponding classes or series) held by the Company, upon the same terms and for the same price, as the shares of the Company’s Class A common stock (or equity securities of such other classes or series) are retired. In addition, membership units of the Partnership, as well as our common stock, will be subject to equivalent stock splits, dividends, reclassifications and other subdivisions.

The Company will have the right to determine when distributions will be made to holders of units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, except as described below, such distribution will be made to the holders of Class A units and Class B units on a pro rata basis in accordance with the number of units held by such holder.

The holders of units, including the Company, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of the Partnership. Net profits and net losses of the Partnership will generally be allocated to holders of units (including the Company) on a pro rata basis in accordance with the number of units held by such holder; however, under applicable tax rules, the Partnership will be required to allocate net taxable income disproportionately to its partners in certain circumstances. The StepStone Limited Partnership Agreement provides for quarterly cash distributions, which we refer to as “tax distributions,” to the holders of the units generally equal to the taxable income allocated to each holder of units (with certain adjustments) multiplied by an assumed tax rate. Generally, these tax distributions will be computed based on our estimate of the net taxable income of the Partnership allocable per unit (based on the partner which is allocated the largest amount of taxable income on a per unit basis) multiplied by an assumed tax rate equal to the highest combined U.S. federal and applicable state and local tax rate applicable to any natural person residing in, or corporation doing business in, New York City or San Francisco, California that is taxable on that income (taking into account the deductibility of state and local taxes for U.S. federal income tax purposes and certain other assumptions). The StepStone Limited Partnership Agreement generally requires tax distributions to be pro rata based on the ownership of Partnership units, however, if the amount of tax distributions to be made exceeds the amount of funds available for distribution, the Company shall receive a tax distribution calculated using the corporate tax rate, before the other partners receive any distribution and the balance, if any, of funds available for distribution shall be distributed first to the other partners pro rata in accordance with their assumed tax liabilities (also using the corporate tax rate), and then to all partners (including the Company) pro rata until each partner receives the full amount of its tax distribution using the individual tax rate. The Partnership will also make non-pro rata payments to the Company to reimburse it for corporate and other overhead expenses (which payments from the Partnership will not be treated as distributions under the StepStone Limited Partnership Agreement). Notwithstanding the foregoing, no distribution will be made pursuant to the StepStone Limited Partnership Agreement to any unit holder if such distribution would violate applicable law or result in the Partnership or any of its subsidiaries being in default under any material agreement governing indebtedness.

The StepStone Limited Partnership Agreement provides that the Partnership may elect to apply an allocation method with respect to certain Partnership investment assets that were held at the time of the closing of the Secondary Offering that is expected to result in the future, solely for tax purposes, in certain items of loss being specially allocated to us and corresponding items of gain being specially allocated to the other partners of the Partnership. In conjunction herewith, the Tax Receivable Agreements provide that the Company will pay over to the certain other partners of the Partnership 85% of the net tax savings to the Company attributable to those tax losses.

On July 7, 2021, we announced that the Company and the Partnership have entered into a transaction agreement to acquire Greenspring Associates, Inc. and related entities (the “Greenspring Acquisition”). In connection with the closing of the Greenspring Acquisition, the Company and the Partnership will amend and restate the StepStone Limited Partnership Agreement to provide for certain governance and other rights and restrictions to the sellers in the Greenspring Acquisition that will be issued Class A common stock and newly created Class C units of the Partnership.

The StepStone Limited Partnership Agreement provides that it may generally be amended, supplemented, waived or modified by the Company in its sole discretion without the approval of any other holder of units, except that no amendment can adversely affect the rights of a holder of any class of units without the consent of holders of a majority of the units of such class.

Stockholders Agreement

Certain of the Class B stockholders entered into a Stockholders Agreement with respect to all shares of voting stock held by them. Pursuant to the Stockholders Agreement, these Class B stockholders agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee (as described below) on any matter submitted to our common stockholders for a vote.

The Stockholders Agreement provides for a “Class B Committee” selected from time to time by the parties to that agreement. As of the date of this proxy statement, the members of the Class B Committee currently are

Monte Brem, Scott Hart, Jason Ment, Jose Fernandez, Johnny Randel, Michael McCabe, Mark Maruszewski, Thomas Keck, Thomas Bradley, David Jeffrey and Darren Friedman.

Under the Stockholders Agreement, the Class B Committee is entitled to designate director nominees for election at our annual meetings of stockholders. The Company and the Class B stockholders who are parties to the Stockholders Agreement shall take all necessary action to cause the persons so designated by the Class B Committee to be the full slate of nominees recommended by our board of directors (or any committee or subcommittee thereof) for election as directors at each annual or special meeting of stockholders at which directors are to be elected. The parties to the Stockholders Agreement have agreed to vote their voting stock, including their Class A common stock and Class B common stock, as directed by the Class B Committee. As a result of these arrangements, the Class B Committee will control the outcome of any such matters that are submitted to our stockholders for up to five years from the initial public offering.

In connection with the closing of the Greenspring Acquisition, the Company and the Partnership will amend and restate the Stockholders Agreement to provide for certain governance and other rights and restrictions to the sellers in the Greenspring Acquisition that will be issued Class A common stock and newly created Class C units of the Partnership. After this amendment, the Class B Committee will continue to control the outcome of stockholder votes.

Exchange Agreement

We have entered into an Exchange Agreement with the direct partners of the Partnership that entitles those partners (and certain permitted transferees thereof) to exchange their Class B units together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or, at our election, for cash.

The Exchange Agreement permits the Class B stockholders to exercise their exchange rights subject to certain timing and other conditions. In particular, exchanges by our senior management, certain other senior employees and certain other of the Partnership’s unitholders will be subject to timing and volume limitations as follows: no exchanges will be permitted until after September 18, 2021, and then exchanges may not exceed one-third of their original holdings prior to September 18, 2022 and two-thirds of their original holdings prior to September 18, 2023. Under the Exchange Agreement, our board of directors may waive these limitations in its discretion. After September 18, 2023, these limitations expire. These limitations do not apply to exchanges by our other employees who own Class B units or holders who may sell freely under Rule 144, subject to compliance with any lock-up agreements entered into in connection with our offerings and blackout periods imposed by us.

In addition, the Exchange Agreement provides that an owner does not have the right to exchange Class B units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with the Company, the Partnership or any of their subsidiaries to which the Partnership unitholder is subject. We may impose additional restrictions on exchanges that we determine to be necessary or advisable so that the Partnership is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.

The Exchange Agreement also provides for mandatory exchanges under certain circumstances set forth in the StepStone Limited Partnership Agreement, including upon any transfer of partnership units to a person other than in a qualified transfer (as defined therein) and upon failure to comply with or material breach of the Stockholders Agreement.

Any beneficial holder exchanging Class B units must ensure that the applicable corresponding number of shares of Class B common stock are delivered to us for redemption at par value and cancellation as a condition of exercising its right to exchange Class B units for shares of our Class A common stock. When a Class B unit is surrendered for exchange, it will not be available for reissuance.

In connection with the closing of the Greenspring Acquisition, the Company and the Partnership expect to enter into a Class C Exchange Agreement with the holders of the newly issued Class C units that would provide such unitholders (and certain permitted transferees thereof) to exchange their Class C units for shares of Class A common stock on a one-for-one basis, or, at our election, for cash.

Registration Rights Agreement

We have entered into a Registration Rights Agreement with certain Class B stockholders. This agreement provides these holders with certain registration rights, whereby they have the right to require us to register under the Securities Act the shares of Class A common stock issuable upon exchange of Class B units. The Registration Rights Agreement also provides for piggyback registration rights for the holders party thereto, subject to certain conditions and exceptions.

In connection with the closing of the Greenspring Acquisition, the Company expects to enter into an amended and restated Registration Rights Agreement to include holders of the Class C units in order to provide them with certain registration rights, whereby they have the right to require us to register under the Securities Act the shares of Class A common stock issuable upon exchange of Class C units.

Indemnification Agreements

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our amended and restated bylaws. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of July 15, 2021 (or as of the date otherwise indicated below) regarding beneficial ownership by:

•	each person known to us to beneficially own more than 5% of any class of our outstanding common stock;

•	our directors and director nominees;

•	each of our named executive officers (as listed in the Summary Compensation Table above); and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the mailing address of each listed beneficial owner is c/o StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017.

The number of shares beneficially owned by each entity or individual is determined under the SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of September 13, 2021 (60 days after July 15, 2021) through the exercise of any stock options, through the vesting/settlement of RSUs payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after September 13, 2021 and any RSUs vesting/settling, as applicable, on or before September 13, 2021 that may be payable in cash or shares at StepStone’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such power with his or her spouse, as applicable) with respect to the shares set forth in the following table.

The number of shares of Class A common stock listed in the table below represents shares of Class A common stock directly owned, and assumes no exchange of Class B units for Class A common stock. As described in “—Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Exchange Agreement,” each Class B stockholder is entitled to have its Class B units exchanged for Class A common stock on a one-for-one basis, or, at our option, for cash. As discussed in “—Related Person Transactions—Transactions in Connection with our Reorganization and Initial Public Offering—Stockholders Agreement,” certain Class B stockholders who are employees and partners entered into a Stockholders Agreement pursuant to which they agreed to vote all their shares of voting stock, including Class A common stock and Class B common stock, together and in accordance with the instructions of the Class B Committee on any matter submitted to our common stockholders for a vote. Because they are a “group” under applicable securities laws, certain parties to the Stockholders Agreement may be deemed to be a beneficial owner of all securities held by the parties to the Stockholders Agreement.

The number of shares of Class A common stock and Class B common stock outstanding and percentage of beneficial ownership before this offering set forth below is computed on the basis of 40,335,938 shares of our Class A common stock and 54,480,393 shares of our Class B common stock issued and outstanding as of July 15, 2021.

	Class A common stock owned		Class B common stock owned		Total voting power in Company	Total economic interest in Partnership
Name of Beneficial Owner	Number	%	Number	%	%	%
Named Executive Officers and Directors:
Monte Mr. Brem(1)*	—	+	3,769,569	6.9%	6.0%	4.0%
Scott W. Hart(2)*	13,380	+	3,107,808	5.7%	5.0%	3.3%
Jason P. Ment*	4,460	+	781,407	1.4%	1.3%	+
Jose A. Fernandez(3)*	8,920	+	5,360,828	9.8%	8.6%	5.7%
Michael McCabe(4)*	—	—	4,458,726	8.2%	7.1%	4.7%
Valerie G. Brown	—	—	—	—	+	+
David F. Hoffmeister	—	—	—	—	+	+
Thomas Keck(5)*	55,750	+	5,296,498	9.7%	8.5%	5.6%
Mark Maruszewski(6)*	41,667	+	4,159,097	7.6%	6.7%	4.4%
Steven R. Mitchell	62,500	+	—	—	+	+
Anne L. Raymond	—	—	—	—	+	+
Robert A. Waldo(7)	62,500	+	4,993,044	9.2%	8.0%	5.3%
All executive officers and directors as a group (13 persons)	249,177	+	33,261,603	61.1%	53.3%	35.3%
Other 5% Beneficial Owners:
Argonaut Holdings, LLC(7)	—	—	4,993,044	9.2%	8.0%	5.3%
Sanford Energy, Inc.(7)	—	—	3,830,328	7.0%	6.1%	4.0%
Thomas Alcott Bradley(8)*	13,380	+	4,158,726	7.6%	6.7%	4.4%
David Jeffrey*	40,000	+	3,687,532	6.8%	5.9%	3.9%
Darren Friedman*	44,600	+	1,263,022	2.3%	2.0%	1.4%
FMR LLC(9)	4,502,087	11.2%	—	—	1.4%	4.7%
T. Rowe Price Associates, Inc.(10)	4,318,897	10.7%	—	—	1.4%	4.6%
Wasatch Advisors, Inc.(12)	3,764,825	9.3%	—	—	1.2%	4.0%
Federated Hermes, Inc.(11)	3,591,977	8.9%	—	—	1.1%	3.8%
Entities affiliated with Wellington Management Group LLP.(13)	2,080,284	5.2%	—	—	+	2.2%

+	Represents less than one percent.
*

Based in part on information included in a Schedule 13D/A filed with the SEC on March 25, 2021. Member of the Class B Committee. Each member of the Class B Committee may be deemed to have beneficial ownership over 373,096 shares of Class A common stock and 45,024,209 shares of Class B common stock held by stockholders party to the Stockholders Agreement (inclusive of the shares listed in the table), which has been omitted from the table above (except to the extent listed).

(1)	Shares owned by MMAR HNL, LLC. Mr. Brem is the manager of MMAR HNL, LLC.
(2)	Shares beneficially owned by a family trust.
(3)

Includes 3,755,328 Class B shares beneficially owned by a family trust and 1,605,500 Class B shares owned by Santaluz Capital Partners, LLC. Mr. Fernandez is a manager of Santaluz Capital Partners, LLC.

(4)	Includes 2,838,726 Class B shares owned directly by Mr. McCabe and 1,620,000 Class B shares beneficially owned by a family trust, for which Mr. McCabe’s spouse has sole voting power.
(5)

Includes 4,197,166 Class B shares beneficially owned by a family trust, in which Mr. Keck shares voting power with his spouse, and 1,099,332 Class B shares owned by Cresta Capital, LLC. Mr. Keck is a manager of Cresta Capital, LLC.

(6)	Includes 3,500,000 Class B shares owned directly by Mr. Maruszewski and 659,097 Class B shares owned by Sconset Union Capital, LLC. Mr. Maruszewski is the manager of Sconset Union Capital, LLC.
(7)

Based in part on information included in a Schedule 13D/A filed with the SEC on March 25, 2021 jointly by Argonaut Private Equity, LLC (a/k/a ARG Private Equity, LLC), Argonaut Holdings, LLC, Sanford Energy, Inc., George B. Kaiser and Robert A. Waldo. Mr. Waldo is the manager and Vice President of Argonaut Private Equity LLC, an affiliate of Argonaut Holdings LLC, and an adviser to Sanford Energy, Inc. and may be deemed to have voting and/or dispositive power over the shares. In addition, because Argonaut Holdings LLC and Sanford Energy, Inc. are both affiliates of Argonaut Private Equity LLC, Mr. Waldo may be deemed to control Sanford Energy, Inc. and, therefore, may be deemed to be the beneficial owner of the shares held by Sanford Energy, Inc. Mr. Kaiser is the sole member of Argonaut Private Equity, LLC. In connection with the closing of the initial public offering of our Class A common stock, we effected certain reorganization transactions and, as described in the section “Certain Relationships and Related Persons Transactions,” we entered into an Exchange Agreement with the direct partners of the Partnership, including Argonaut Holdings, LLC and Sanford Energy, Inc., that entitles those partners (and certain permitted transferees thereof) to exchange their Class B units in the Partnership together with an equal number of shares of our Class B common stock, par value $0.001 per share for shares of our Class A common stock on a one-for-one basis or, at our election, for cash. As a result, Argonaut Private Equity, LLC and Argonaut Holdings, LLC reported having sole voting and sole dispositive power over the 4,993,044 shares of our Class A common stock. Sanford Energy, Inc. reported having sole voting and sole dispositive power over 3,830,328 shares of our Class A common stock. Each of Mr. Kaiser and Mr. Waldo reported having shared voting and shared dispositive power over 4,993,044 shares of our Class A common stock, and Mr. Waldo reported having sole voting and sole dispositive power over 62,500 shares of our Class A common stock. Mr. Waldo disclaims beneficial ownership of such securities, except to the extent of his actual pecuniary interest therein. The address for the reporting persons is 6733 South Yale Avenue, Tulsa, Oklahoma 74136.

(8)	Consists of 3,367,044 Class B shares owned directly by Mr. Bradley and 791,682 Class B shares owned by Aftermath LLC. Mr. Bradley is the managing member of Aftermath LLC.
(9)

Based on information included in a Schedule 13G/A filed with the SEC on July 12, 2021 by FMR LLC and Abigail P. Johnson, who is a director, the Chairman, the Chief Executive Officer and the President of FMR LLC. As disclosed therein, as of June 30, 2021, FMR LLC reported having sole voting power over 343,903 shares of our Class A common stock and sole dispositive power over 4,502,087 shares of our Class A common stock. As of June 30, 2021, Ms. Johnson reported having sole dispositive power over 4,502,087 shares of our Class A common stock. As reported, neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, MA 02210.

(10)

Based on information included in a Schedule 13G/A filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). As disclosed therein, as of December 31, 2020, T. Rowe Price reported having sole dispositive power over 4,318,897 shares of our Class A common stock and sole voting power over 1,041,622 shares of our Class A common stock. The address for T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.

(11)

Based on information included in a Schedule 13G filed with the SEC on April 9, 2021 by Wasatch Advisors, Inc. As disclosed therein, as of March 31, 2021, Wasatch Advisors, Inc. reported having sole voting and sole dispositive power over all the shares of our Class A common stock reported above. The address for Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.

(12)

Based on information included in a Schedule 13G filed with the SEC on April 9, 2021 jointly by Federated Hermes, Inc., Voting Shares Irrevocable Trust, Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue. As reported therein, as of March 31, 2021, Federated Hermes, Inc. reported sole voting power and sole dispositive power over 3,591,977 shares of our Class A common stock as the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of our Class A common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated Hermes, Inc. All of the outstanding voting stock of Federated Hermes, Inc. is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Trustees joined in filing the Schedule 13G because of the collective voting control that they exercise over Federated Hermes, Inc. The address for Federated Hermes, Inc., Voting Shares Irrevocable Trust, Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.
(13)

Based on information included in a Schedule 13G/A filed with the SEC on February 4, 2021 jointly by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”) and Wellington Management Company LLP (“Wellington Co.”). The reported securities are owned of record by clients of investment companies controlled directly and indirectly by Wellington Advisors. Wellington Advisors is owned by Wellington Holdings and Wellington Holdings is owned by Wellington Management. Each of Wellington Management, Wellington Holdings and Wellington Advisors reported shared voting power over 1,905,821 shares of our Class A common stock and shared dispositive power over all of the shares of our Class A common stock reported above. Wellington Co. reported shared voting power over 1,829,275 shares of our Class A common stock and shared dispositive power over 1,937,576 shares of our Class A common stock. The address for these reporting persons is 280 Congress Street, Boston, MA 02210.

QUESTIONS & ANSWERS ABOUT THE ANNUAL MEETING

This proxy statement is being provided to you in connection with the solicitation of proxies by our board of directors of the Company for use at the Annual Meeting to be held on Friday, September 24, 2021 at 1:00 p.m. Eastern Time, or at any adjournments or postponements thereof.

1.	Where is the Annual Meeting being held?

Our board of directors has determined that the Annual Meeting should be held online via live audio webcast at www.proxydocs.com/STEP in order to permit stockholders from any location with access to the Internet to participate. We believe that during the current global pandemic virtual meetings ensure the safety of participants.

2.	What proposals will be addressed at the Annual Meeting?

Stockholders will be asked to consider the following proposals at the Annual Meeting:

1.

To elect the two director nominees named in this proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification (Proposal 1); and

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022 (Proposal 2).

Additionally, stockholders are entitled to vote on such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof. We are not aware of any matters to be voted on by stockholders at the Annual Meeting other than those included in these proxy materials. If any matter is properly presented at the Annual Meeting, your executed proxy gives your proxy holder discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

3.	Who can vote at the Annual Meeting?

Stockholders of record as of the close of business on July 26, 2021, the record date, are entitled to participate in and vote at the Annual Meeting. Pursuant to our amended and restated certificate of incorporation (the “certificate of incorporation”), holders of our (i) Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders; and (ii) Class B common stock are entitled to five votes per share on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Under certain circumstances in the future, the voting rights of the Class B common stock may change to one vote per share. Those circumstances, which are set out as a “Sunset” in our certificate of incorporation and summarized above under “—Status as a Controlled Company,” have not occurred.

As of the record date, there were 40,335,938 shares of our Class A common stock and 54,480,393 shares of our Class B common stock issued and outstanding. Pursuant to our certificate of incorporation, holders of Class A and Class B common stock are not entitled to cumulative voting.

4.	What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•

Stockholder of Record. If (i) your shares of Class A common stock are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, or (ii) you hold shares of Class B common stock, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

•

Beneficial Owner of Shares Held in Street Name. If your shares of Class A common stock are held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each, a “broker”), then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

5.	How can I attend, participate in and vote at the Annual Meeting online?

Stockholders of record and beneficial owners of shares of our common stock as of the record date may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting, by registering in advance of the Annual Meeting at www.proxydocs.com/STEP.

The Annual Meeting will begin at 1:00 p.m. Eastern Time on Friday, September 24, 2021. Access will begin at approximately 12:45 p.m. Eastern Time, and we encourage you to provide sufficient time before the Annual Meeting begins to check in. As mentioned above, in order to attend the Annual Meeting, you must register in advance of the meeting at www.proxydocs.com/STEP. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to enter your uniquely assigned control number at www.proxydocs.com/STEP as part of the registration process.

If you were a stockholder as of the close of business on July 26, 2021, the record date, you may vote shares held in your name as the stockholder of record or shares for which you are the beneficial owner but not the stockholder of record electronically during the Annual Meeting through the online virtual annual meeting platform by following the instructions provided when you log onto the online virtual Annual Meeting platform. Before the Annual Meeting, you may vote:

•	By mail, by completing, signing, and dating your proxy card (if applicable).

•	Online at www.proxypush.com/STEP

•	By telephone, at 1-866-307-0862.

Stockholders may submit questions during the Annual Meeting at the meeting website. More information regarding the question and answer process, including the number and types of questions permitted, and how questions will be recognized and answered, will be available in the meeting rules of conduct, which will be posted on the Annual Meeting platform. Technicians will be ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instruction email that you will receive upon registration for the Annual Meeting.

Whether or not you plan to attend the Annual Meeting online, we encourage you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

6.	How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that stockholders vote “FOR” each nominee for director named in Proposal 1 and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022 in Proposal 2.

7.	How many votes must be present to hold the Annual Meeting?

In order for us to conduct the Annual Meeting, a quorum, consisting of a majority of the voting power of the stock outstanding and entitled to vote at the Annual Meeting, must be present or represented by proxy. Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

8.	What is a proxy card?

The proxy card enables you to appoint Monte M. Brem, Scott Hart, Jason Ment, Jose Fernandez and Jennifer Ishiguro as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing such persons to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you complete and return your proxy card before the date of the Annual Meeting in case your plans change. If a proposal comes up for vote at the Annual Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

9.	Will my shares be voted if I do not provide my proxy?

If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

Your shares may be voted under certain circumstances if they are held in the name of a broker. Brokers generally have the authority to vote shares not voted by customers on certain “routine” matters. Because the ratification of an independent registered public accounting firm (Proposal 2) is the only matter that is considered to be “routine” at the Annual Meeting, your shares may only be voted by your broker for the ratification of our independent registered public accounting firm. We expect that there will be no broker non-votes (as described below) with respect to Proposal 2.

Brokers are prohibited from exercising discretionary authority on non-routine matters. The election of directors (Proposal 1) is considered a non-routine matter, and, therefore, brokers cannot exercise discretionary authority regarding these proposals for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). As mentioned above, in the case of broker non-votes, and in cases where you abstain from voting on a matter when present at the Annual Meeting and entitled to vote, those shares will still be counted for purposes of determining if a quorum is present but will have no effect on the outcome of the vote on Proposal 1.

12.	What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the Annual Meeting. As a result, the two nominees who receive the highest number of shares voted “For” his or her election will be elected.

“Withhold” votes against a director and broker non-votes will have no direct effect on his or her election. However, our board has adopted a director resignation policy, under which any director who receives a greater number of votes “withheld” for his or her election than “for” such election must promptly tender his or her resignation offer to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to our board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that our board accept any resignation offer, the Nominating and Corporate Governance Committee may consider all factors that the Committee’s members believe are relevant. Our board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the election results. Any director who tenders his or her resignation offer will not participate in the proceedings of either the Nominating and Corporate Governance Committee or our board with respect to his or her own resignation offer.

13.	What vote is required for Proposal 2?

Approval of Proposal 2 requires the affirmative vote of at least a majority of the voting power of the stock present or represented by proxy and entitled to vote on the subject matter, voting as a single class.

Abstentions will have the same effect as a vote “Against” on the outcome of Proposal 2. Because broker discretionary voting is permitted with respect to Proposal 2, we expect there will be no broker non-votes with respect to that Proposal.

14.	Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your previously delivered proxy and vote again by signing and returning a new proxy card or voting instruction form with a later date or by attending the Annual Meeting online and voting. Your attendance at the Annual Meeting online will not automatically revoke your proxy unless you vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Chief Legal Officer & Secretary at 450 Lexington Avenue, 31st Floor, New York, New York 10017 a written notice of revocation prior to the Annual Meeting.

Please note, however, that if your shares are held of record by a broker, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee.

15.	What happens if I do not indicate how to vote my proxy?

If you sign your proxy card without providing further instructions, your shares will be voted “FOR” each of the director nominees (Proposal 1) and “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2022 (Proposal 2).

16.	Where do I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company will file with the SEC within four business days following the Annual Meeting.

17.	Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

OTHER MATTERS

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof. If other matters do properly come before the Annual Meeting, or at any such adjournment or postponement of the Annual Meeting, we expect that shares of our common stock represented by properly submitted proxies will be voted by the proxy holders in accordance with the recommendations of our board.

Submission of Stockholder Proposals for the 2022 Annual Meeting

Rule 14a-8 Proposals. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017 no later than the close of business on March 30, 2022.

Advance Notice Proposals and Nominations. In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at an Annual Meeting of Stockholders (but not for inclusion in the proxy statement). Notice of a nomination or other proposal of business must be delivered to the Company by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017 no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, to be timely notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for our 2022 Annual Meeting of Stockholders, notice of a nomination or proposal must be delivered to us no earlier than the close of business on May 27, 2022 and no later than the close of business on June 26, 2022. Nominations and proposals also must satisfy other requirements set forth in the bylaws.

For purposes of these proposals, “close of business” shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day.

Householding Information

Unless we have received contrary instructions, we may send a single copy of the Notice or this proxy statement to any household at which two or more stockholders reside. This process, known as “householding,” reduces the volume of duplicate information received at any one household, helps to reduce our expenses, and benefits the environment. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together, both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions: If the shares are registered in the name of the stockholder, the stockholder should notify us by email at shareholders@stepstonegroup.com or in writing, c/o our Chief Legal Officer & Secretary, at StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017 to inform us of his or her request. If a broker holds the shares, the stockholder should contact such broker directly.

Where You Can Find More Information

We file annual and quarterly reports and other reports and information with the SEC. We distribute to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the SEC’s website, located at http://www.sec.gov.

We will provide without charge to you, upon written or oral request, a copy of the Annual Report on Form 10-K for the fiscal year ended March 31, 2021, including the financial statements and schedules. Any requests for copies of information, reports or other filings with the SEC should be directed to the Chief Legal Officer & Secretary, StepStone Group Inc., 450 Lexington Avenue, 31st Floor, New York, New York 10017. The Annual Report and this proxy statement are also available online at https://shareholders.stepstonegroup.com/financial-information/sec-filings.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/STEP • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-307-0862 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

StepStone Group Inc.

Annual Meeting of Stockholders

For Stockholders as of record on July 26, 2021

TIME:        Friday, September 24, 2021 1:00 PM, Eastern Time

PLACE:     Online via live audio via the Internet

please visit www.proxydocs.com/STEP for directions

and more details (including how to register to attend

the Annual Meeting and to view the proxy materials)

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Monte M. Brem, Scott W. Hart, Jason P. Ment, Jose A. Fernandez and Jennifer Y. Ishiguro, (the “Named Proxies”) and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of StepStone Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof and revoking any proxy heretofore given.

WHEN PROPERLY EXECUTED THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

StepStone Group Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2

COMPANY PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.  To elect the two director nominees named in the proxy statement as Class I directors of the Company, each to serve for a three-year term and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal, retirement or disqualification.

	FOR	WITHHOLD

1.01 Monte M. Brem	☐	☐		FOR

1.02 Valerie G. Brown	☐	☐		FOR

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2022.	☐	☐	☐	FOR
Note: Includes authority for proxy holder to transact any other business that may be properly presented at the Annual Meeting or any adjournment or postponement thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/STEP

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date